            [LETTERHEAD OF SMITH, GAMBRELL & RUSSELL APPEARS HERE]


                                 May 31, 1996

Board of Directors
Just For Feet, Inc.
153 Cahaba Valley Parkway North
Birmingham, Alabama 35124

        RE:  Just For Feet, Inc.
             Registration Statement on Form S-3
             1,897,500 Shares of Common Stock
             --------------------------------

Gentlemen:

        We have acted as counsel for Just For Feet, Inc. (the "Company") in connection with the proposed public offering by the Company and certain of its shareholders of the shares of the Company's $.0001 par value Common Stock (the "Common Stock") covered by the above-described Registration Statement.

        In connection therewith, we have examined the following:

        (1) The Articles of Incorporation of the Company, as amended, certified by the Secretary of State of the State of Alabama;

        (2) The By-Laws of the Company, certified as complete and correct by the Secretary of the Company;

        (3) The minute book of the Company, certified as correct and complete by the Secretary of the Company;

        (4) Certificate of Good Standing with respect to the Company, issued by the Secretary of State of the State of Alabama; and

        (5) The Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement").

Board of Directors
Just For Feet, Inc.
May 31, 1996
Page 2

        Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:

        (A) The Company has been duly incorporated under the laws of the State of Alabama and is validly existing and in good standing under the laws of that state.

        (B) The 747,500 shares of Common Stock covered by the Registration Statement to be sold by the Company (which includes 247,500 shares subject to an over-allotment option granted by the Company to the underwriters of the offering) have been legally authorized by the Company and when sold in accordance with the terms described in said Registration Statement, will be validly issued, fully paid and nonassessable.

        (C) The 1,150,000 shares of Common Stock covered by the Registration Statement to be sold by the selling shareholders referenced therein have been legally authorized by the Company and when sold in accordance with the terms described in said Registration Statement, will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Sincerely,

                                        SMITH, GAMBRELL & RUSSELL

                                        /s/ Arthur Jay Schwartz
                                        -------------------------
                                        Arthur Jay Schwartz

AJS/dkaw